Exhibit 10.5
                           MEMORANDUM OF UNDERSTANDING

         1. Parties. The parties to this Memorandum of Understanding ("MOU") are Direct Card Services, LLC ("DCS") and ROI Media Solutions (Rose/O'Neill, Inc.) (collectively, "ROI").

         2. Recitals. DCS and ROI wish to jointly work to offer a stored value card and/or debit card solution through either Visa or MasterCard to various independent radio stations and networks both within and outside the United States. As part of this offering, the parties will tailor the debit cards to make them custom branded for the particular radio station or network. Further, the parties will jointly participate in revenue derivative of card sales, transaction fees, upsell and later channel transactions, provided, however, any revenue derivative of advertising sales, research, or other consulting services provided by ROI to third parties shall be the sole and exclusive property of ROI.

         3. Business Entity. For the initial test program identified below the parties will form a joint venture for this purpose. Should the initial test be successful as determined by the mutual agreement of the parties, the parties will then form a limited liability company (jurisdiction to be determined) owned 50% by DCS (or its parent company, Direct Response Financial Services, Inc.) and 50% by ROI. Each party will have at least one appointment as a managing member for either the joint venture or the limited liability company. In decision making matters, ROI shall have primary authority to make decisions involving radio station partnerships and marketing, etc., although DCS will have the opportunity for reasonable input, however, ROI shall have the final authority with respect thereto. Likewise, DCS shall have primary authority to make decisions involving bankcard and financial transaction matters, etc., although ROI will have the opportunity for reasonable input, however, DCS shall have the final authority with respect thereto.

         4. Creation of Test Program. ROI has already conducted two focus groups to test the feasibility of a custom branded debit card for Los Angeles based radio stations. Based on the results ROI and DCS wish to organize a custom branded debit card program for a three (3) radio station market test commencing the first week of January, 2004. In connection with the test, DCS will, at its expense, create a web site and deliver generic (or to the extent practicable a custom branded) debit card for one or more test radio stations. ROI will, at its expense, work to coordinate and instigate the radio station tests, radio station programming, produce the radio station spots, and otherwise consult with the radio station employees as needed to ensure the best chance of success for the test. ROI will also obtain from the radio stations their commitment to provide airtime to promote the program. DCS will make its employees available to assist ROI in its obligations as needed. The parties acknowledge and agree that the test period may be anywhere from two (2) months to twelve (12) months. The parties acknowledge and agree that some markets will finish testing sooner than others.



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         5. Program Roll-Out. Should a test program be successful, the parties will introduce the debit card program on a regional or national basis, depending upon the radio station or network, as soon as practicable. All costs advanced by DCS for the debit cards, customer service, and pre-program production costs shall be recouped by DCS as a priority before distribution of revenue between the parties specifically as identified in Exhibit "A" appended hereto. Further, all pre-program production costs advanced by ROI shall thereafter be recouped as a second priority before distribution of revenue between the parties specifically as identified in Exhibit "A" appended hereto. The parties anticipate that the program will be priced in accordance with Exhibit "B" appended hereto. Notwithstanding anything to the contrary contained herein, no individual costs or expenses in excess of $250 shall be recouped without the prior written consent of both ROI and DCS.

         6. Coordination of Radio Station Negotiations. The parties agree that they will work jointly and in good faith as needed in connection with radio station negotiations for the debit card program. It is agreed that both parties are needed in the negotiations to ensure the best chances of success for both the test and the subsequent program rollout. This paragraph is subject to the terms of paragraph 3, above.

         7. Revenue and Rights to Revenue. Gross revenue shall be the property of the parties through their joint venture or subsequent limited liability company. The parties shall have the right to recoup priority costs as defined in paragraph 5, above. After recoupment of costs, adjusted gross revenue shall be divided equally between the parties or 50% to DCS (or Direct Response Financial Services, Inc.) and 50% to ROI. For so long as revenue exists by reason of any action of the parties or any subsequent entity hereunder based upon the business activity contemplated herein (including from any source or by reason of any ancillary activity related to this MOU), and notwithstanding any termination of this MOU or subsequent agreement, revenue shall be distributed between the parties in accordance herewith.

         8. Confidential Information. All information, materials and documents provided by ROI regarding the future business is confidential and/or proprietary (collectively the "Confidential Information"). DCS agrees all Confidential Information furnished to DCS in connection with this joint venture and the discussions relating thereto, shall be deemed confidential and shall be kept in strict confidence under appropriate safeguards by DCS. The term "Confidential Information", as used herein, does not include information which (i) was lawfully in DCS's possession prior to any disclosure by ROI, (ii) is or becomes generally available to the public other than as a result of disclosure by DCS or its affilaites or representatives, (iii) is obtained by DCS from a third party who, to DCS's knowledge, has disclosed such information without breaching a contractual or legal duty to ROI. All proprietary information directly relating to the joint venture contemplated hereby shall remain ROI's sole and exclusive property, provided, in the event that the parties agree to continue their relationship beyond the initial program stage, ROI shall contribute such proprietary information to the joint venture or limited liability company contemplated hereby.


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         9. Exclusivity and Non-Competition. The parties agree that so long as they are in relationship with one another concerning the context of this MOU or subsequent agreements, neither party will compete with the other in connection with the offering or distribution of stored value debit cards or credit cards affiliated with an individual radio station or a radio network as contemplated herein. Moreover, the parties agree that during their relationship they will exclusively work with each other in connection with the radio station/debit card program as defined herein. The parties further agree to work in good faith to develop, as is practicable or reasonable, a like program and business arrangement between themselves for television media however distributed.

         10. Term of Agreement. The duration of the relationship between the parties shall be for thirty-six (36) months subject to twelve (12) month automatic renewals, provided, either party may terminate this agreement for an uncured material breach or upon six (6) months' written notice given by one party to the other. Any termination of this MOU will have no effect on any earned residual income as defined in paragraph 7, above.

         11. Sale of Portfolio or Income Stream. For the first twelve (12) months following the date of this MOU neither party may sell its rights to revenue hereunder. Both parties agree that they will enter into customary right of first refusal and buy-sell agreements upon consummation of a comprehensive written agreement.

         12. Subsequent Agreement. The parties will work in good faith to incorporate the terms hereof into a later comprehensive written agreement. The same shall be accomplished on or before November 15, 2003. In the event that no such agreement is obtained the terms hereof and this overall MOU shall be binding upon the parties as a legally enforceable agreement.

         13. Choice of Law. The validity of this MOU, the construction, interpretation, and enforcement hereof and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the internal laws of the State of California, without regard for principles of conflicts of laws.

         14. Dispute Resolution. Every claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to this MOU (an "Arbitrable Claim"), shall be settled by final and binding arbitration conducted in Los Angeles, California. Judgment upon any award may be entered by any state or federal court having jurisdiction thereof. Except as provided in this Agreement, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Section. Adherence to this dispute resolution process shall not limit the right of the parties hereto to obtain any provisional remedy, including injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration. Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Arbitrable Claims arising out of or relating to this Agreement. The arbitration procedures shall follow the substantive law of the State of California, including the provisions of statutory law dealing with arbitration, as it may exist at the time of the demand for arbitration, insofar as said provisions are not in conflict with this Agreement and specifically excepting therefrom sections of any such statute dealing with discovery and sections requiring notice of the hearing date by registered or certified mail. The arbitrators shall determine the prevailing party and shall include in their award that party's reasonable attorneys' fees and costs.


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         IN WITNESS WHEREOF, this MOU is executed this ____ day of November,
2003, at Los Angeles, California.

                                            Rose/O'Neill, Inc.

                                            By:      __________________________
                                                     Doyle Rose

                                                     Direct Card Services, LLC

                                            By:      __________________________
                                                     T. Randolph Catanese